EXHIBIT 99.1

TULSA, OK / ACCESSWIRE / January 11, 2016 / Tulsa-based Greystone Logistics, Inc. announces the signing of an agreement to provide new generation 48x40 plastic pallets for a national provider of lease pool services.

“Greystone signed a multi-year contract that will expand the previously announced 40,000 pallet purchase order,” stated Warren Kruger, CEO. Kruger continued, “The expected new generation mold has recently arrived and will soon be in full production. The first components of an additional injection-molding machine, which should be operational in about March 2016, are currently being delivered. This machine will be dedicated to the new customer. We anticipate that this new contract will have a positive impact on top line sales and generate margins in line with expectations. We foresee the need for additional molds later in the year for this customer. A significant amount of time, planning, testing and capital has been expended on this project. This undertaking was accomplished due to the energy and patience of our dedicated and knowledgeable employees.”

About Greystone Logistics, Inc. (http://www.greystonelogistics.com):

Greystone Logistics is a “Green” manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin. Excess plastic not used in production of pallets is reprocessed for resale.

Forward-Looking Statements

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2015.

CONTACT:

Greystone Logistics, Inc.
Website: http://www.greystonelogistics.com
Phone: (918) 583-7441
Email: investorrelations@greystonelogistics.com

SOURCE: Greystone Logistics, Inc.